Employment Agreement

THIS AGREEMENT is made on Between Wei Ming Tsai (hereinafter referred to as Party A) and Yambear Bio. Tech, Inc (hereinafter referred to as Party B).

WHEREAS Party B is willing to employ Party A, and Party A is willing to accept such employment (Party A’s legal representative shall sign this Agreement if Party A is aged under 20), it is hereby mutually agreed as follows:

Article I              Position and Job Duties

Party A agrees that the position, job duties, salary and welfare shall be subject to this Agreement when it is effective, which may be adjusted by Party A according to the development of the company or Party A’s specialties and working status.

Article II             Probation Period

Party A shall work on probation for a period of three months. During the probation period, Party B shall enroll Party A in labor insurance coverage according to terms and conditions contained in Labor Standards Law. During the probation period or after the expiration of the probation period, Party B may discharge this Agreement subject to internal procedures of the company and immediately notify Party A in case that Party A is incapable of doing his job, unqualified in examination or in violation of this Agreement.

Article III            Salary, Performance Bonuses and Welfare

Party A’s salary shall be subject to this Agreement when it is effective and be paid to Party A according to the accounting regulations of Party B.

Party A agrees that the salary, allowances and bonuses shall be kept confidential. Private discussion of salary information is forbidden.

Party B shall provide welfare to Party A as prescribed in laws and terms of this Agreement, and shall not demand Party A to meet other requirements.

Party B shall regularly or irregularly adopt adjustments to Party A’s salary, performance bonuses, awards and share allotment in accordance with operating status of Party B and regulations contained in laws.

Monthly basic salary of Party A: NT 0 Yuan + fares allowance NT5, 000 Yuan

Party A is not demanded to achieve any performance, but if Party A assists the company to promote channel sales or directly sell the products, performance bonuses shall be 3% of the yearly channel revenue.

Items of employee welfare: gift money for three festivals, labor and health insurance, group insurance, 2 days off in a week or 8 days off in a month, annual leave subject to Labor Standards Law, marriage leave and funeral leave subject to Labor Standards Law, gift money or coupons for the occasions of birthday, travel for Employee of the Year, year-end bonus, yearly share allotment (according to the operating status of the company or personal performance appraisal)

Article IV            Informing Obligation

Party A shall inform Party B that the intellectual property of Party A or others cannot be used, divulged or delivered due to the laws and other agreements when signing this Agreement. Party A shall inform Party B in advance if he cannot conduct specific work in any working field during any period of time.

Article V             Working Standards

Party A shall abide by the rules and regulations as prescribed by Party B (including the rules and regulations prescribed before his assumption and the amendments made during the term of this Agreement), perform his job duties in accordance with Party B’s instructions and relevant laws, protect profits of Party B, and not conduct any business or activities that go against laws or Party B.

Article VI            Confidentiality Obligation

Party A agrees to keep all the following items confidential during the term of this Agreement: concept of craft creation, design, client manifest, quotation materials, meeting minutes, and relevant materials of Party B’s operating activities or craft creation. Party A shall not replace, divulge, inform, deliver or transfer to a third party without Party B’s permission in written form. The said confidential information includes information that Party B holds or has the responsibility to keep it confidential according to the other agreements and laws.

Party A shall not quote or use any confidential information in the possession of Party A’s former employer or other parties without their permission in written form when conducting his job duties. Party A shall guarantee not to divulge any confidential information of other parties to Party B.

Where Party A violates the provision herein during the term of this Agreement, Party B shall handle Party A in accordance to internal regulations and rules. Where the circumstances are serious, Party B shall immediately terminate this Agreement and claim compensation from Party A.

This provision shall still remain valid after the discharge, termination or expiration of this Agreement.

Article VII          Documents and Ownership of Items

Both parties agree that all notes, materials, reference documents, charts and other documents or media, which record or include confidential information, shall be in the possession of Party B; all materials, tools, achievements delivered by Party A during the term of this Agreement shall be owned by Party B.

Party A shall return the above-mentioned materials or documents, their duplicates and items to Party B or its designated person when resigning his position or requested by Party B.

Article VIII         Intellectual Property

Party B may own the intellectual property of the finished and unfinished creations related to Party A’s work during the term of this Agreement. Party A shall coordinate with Party B to proceed with the relevant registration or protect the said right.

Party A shall guarantee that all the works are created by his own during the term of this Agreement and by no means infringes intellectual property of others.

In case a third party claims compensation from Party B, brings a civil or criminal lawsuit against Party B, or claims for legal rights due to Party A’s infringement, Party B may claim all the compensation and fees from Party A and immediately terminate this Agreement.

Article IX           Non-competition

During the period of limitation of competition, Party A shall not commit any of the following acts without Party B’s permission in written form:

1.	Engage in a business selling commodities or providing services in direct competition with Party B on behalf of Party A or other person.
2.	Invest a business (including direct investment, indirect investment and other types of investment) conducting business of the same or similar category on behalf of Party A or other person.
3.	Work or consult for any other employer conducting business of the same or similar category.
4.	Create or design crafts for any other person.

Where Party A breaches the preceding provisions, he shall make an economic compensation that is equal to the profit due to the breaches as Party B requests. Where Party A refuses to make a correction even though Party B notifies him to cease the preceding acts, Party B may terminate this Agreement.

Article X             Termination of This Agreement

Except as otherwise provided herein or in laws, Party A shall notify Party B in written form 30 days in advance if he intends to terminate this Agreement; Party B shall notify Party A in written form 30 days in advance if it intends to terminate this Agreement. Where Party A is in serious violation of this Agreement, Party B may immediately terminate this Agreement without notification, and not make any redundancy payment to Party A.

When terminating this Agreement, Party A shall complete the procedures for the transfer in accordance with the internal regulations and rules of Party B. Party A shall not request for remuneration or other fees before the completion of transfer.

Article XI            Jurisdiction

If any dispute or controversy arises out of this Agreement thereof and a lawsuit is necessary, both parties hereby submit and consent to the non-exclusive jurisdiction of the Pingtung or Kaohsiung Local Court.

Party A has read and understood all of the terms and provisions provided herein, and is willing to sign this Agreement.

Party A: Wei Ming Tsai

Representative:

ID Number: S102813289

Tel: 0939376171

Address: No. 14, Alley 197, 1st Jianguo Rd., Lingya Dist., Kaohsiung City

Party B: Yambear Bio-Tech, Inc.

Unified Code: 53886794

Representative: Lin, Hsin-Lung

Tel: 08-7621913

Address: 3rd F, No.10, 2nd Yuanxi Rd., Agricultural Biotechnology Park, Changjhih Township, Pingtung County

ROC 102/2/1

*This agreement is made in Chinese and English. If there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.